UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 28, 2008

CLEAN ENERGY FUELS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-33480	33-0968580
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3020 Old Ranch Parkway, Suite 200, Seal Beach, California		90740
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (562) 493-2804

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    re-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement.

On October 28, 2008, Clean Energy Fuels Corp., a Delaware corporation (the “Company”), entered into a Placement Agent Agreement (the “Placement Agent Agreement”) in which Lazard Capital Markets LLC served as lead placement agent and W.R. Hambrecht + Co., LLC served as co-placement agent (the “Placement Agents”), relating to the sale and issuance by the Company to select investors (the “Investors”) of up to 4,419,192 units (the “Units”), with each Unit consisting of (i) one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), (ii) a warrant to purchase 0.75 shares of Common Stock (the “Series I Warrant”), and (iii) one warrant to purchase up to 0.2571 shares of Common Stock (the “Series II Warrant” and together with the Series I Warrants, the “Warrants”). The sale of the Units is being made pursuant to Subscription Agreements, each dated October 28, 2008 (the “Subscription Agreements”), with each of the Investors pursuant to which the Investors agreed to purchase the Units at a purchase price of $7.92 per Unit. In the aggregate, the Company would issue up to 4,419,192 shares of Common Stock (the “Shares”), Series I Warrants to purchase up to 3,314,394 shares of Common Stock, and Series II Warrants to purchase up to 1,136,364 shares of Common Stock pursuant to the terms of the Placement Agent Agreement and the related Subscription Agreements. The Series I Warrants to be issued to each Investor would be exercisable beginning six months from the date of issuance for a period of seven years from the date they become exercisable, and would carry an exercise price of $13.50 per share. On the first anniversary of the issuance of the Series I warrants, the exercise price will reset to an exercise price equal to one-hundred twenty percent (120%) of the closing price of our common stock on such first anniversary date.  On the second anniversary of the issuance of the Series I warrants, the exercise price will reset to an exercise price equal to one-hundred twenty percent (120%) of the closing price of our common stock on such second anniversary date.  However, under the terms of the Series I warrants, no such reset adjustment will operate to increase the exercise price above the then current exercise price at the time of the first or second anniversary of the issuance of the Series I warrant. The Series II Warrants are conditioned upon the outcome of the November 4, 2008 California election related to Proposition 10, the California Alternative Fuels and Renewable Energy Initiative. The Series II Warrants will become exercisable during the period beginning on the date which is five trading days after November 4, 2008 in the event that Proposition 10 is not approved by the voters in the State of California during the election to be held on November 4, 2008 and ending on November 14, 2008, subject to an extension of one trading day for each trading day that the result of the election is not declared by 9:00 a.m., New York time, on November 5, 2008, at an exercise price of $0.01 per share of Common Stock. The Series II warrants will be exercisable for such number of shares of Common Stock as will be equal to (i) the quotient of (A) the aggregate purchase price paid by each investor for the purchase of Units divided by (B) 85% of the average Weighted Average Price (as defined in the Series II Warrants) per share of the Common Stock during the five trading days beginning November 5, 2008, provided that such resulting price shall not be less than $6.30, (ii) minus the number of shares of common stock purchased by such investor. In the event that Proposition 10 is approved by the California voters, then the Series II warrants shall not be exercisable and shall terminate.

The Company anticipates raising gross proceeds of approximately $35 million. The net offering proceeds to the Company from the sale of the Units, after deducting the placement agents’ fees and other estimated offering expenses payable by the Company, are expected to be approximately $32.3 million.

The Shares, the Warrants and the shares issuable upon exercise of the Warrants (together, the “Securities”) are being offered and sold pursuant to a prospectus dated July 29, 2008 and a prospectus supplement dated October 28, 2008 (the “Prospectus Supplement”), pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-152306). The legal opinion of Morrison Foerster LLP relating to the Securities is filed as Exhibit 5.1 to this Current Report on Form 8-K.

The closing of the sale and issuance of the Units is expected to take place on or about November 3, 2008, subject to the satisfaction of customary closing conditions.

The foregoing is only a brief description of the material terms of the Placement Agent Agreement, the Warrants and the Subscription Agreements; it does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Placement Agent Agreement, the form of Series I Warrant, the Form of Series II Warrant and the form of Subscription Agreement, respectively, that are filed as Exhibits 1.1, 4.5, 4.6 and 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.02               Results of Operations and Financial Condition.

Recent Developments

Third Quarter Financial Performance

While our financial statements for the quarter ended September 30, 2008 have not yet been prepared, based on preliminary estimates, we expect to report a net loss in the range of $10.4 million to $11.5 million, or ($0.23) to ($0.26) per share. In the quarter ended September 30, 2007, we reported a net loss of ($0.03) per share. As previously disclosed, our anticipated net loss for the quarter ended September 30, 2008 will include a loss of approximately $6.0 million from the sale of natural gas futures contracts that we purchased to hedge our potential exposure to a fixed price customer contract with the City of Phoenix, Arizona for which we submitted a bid. We submitted a bid and purchased futures contracts with respect to the entire contract with the City of Phoenix, but the City of Phoenix awarded us only a portion of the contract. Thus, we sold the futures contracts that were associated with the portion of the fixed price customer contract that we were not awarded. This loss will offset an unrealized gain of $5.7 million that we recorded in the three month period ended June 30, 2008 related to the futures contracts, which resulted in a realized net loss of $0.3 million related to the futures contracts we sold. In addition, our anticipated net loss for the quarter ended September 30, 2008 includes approximately $500,000 in expenses associated with our support for Proposition 10, the California Alternative Fuel Vehicles and Renewable Energy ballot initiative. Revenues in the quarter ended September 30, 2008 are expected to be in the range of $33.5 million to $37.0 million, as compared to $29.2 million in the quarter ended September 30, 2007. We anticipate that volume of gasoline gallon equivalents sold for the third quarter of 2008 (including sales of LNG utilized in industrial applications and natural gas sold by our landfill gas facility in Dallas, Texas) will be 18.7 million gallons, as compared to 20.0 million gasoline gallon equivalents sold in the third quarter of 2007.

Item 8.01 Other Events.

On October 29, 2008, the Company issued a press release announcing its completion of the sale and issuance of the units described above. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits.

Exhibit	Description
1.1	Placement Agent Agreement, dated October 28, 2008, by and between Clean Energy Fuels Corp., and Lazard Capital Markets LLC and W.R. Hambrecht + Co., LLC

4.5	Form of Series I Warrant to be issued to each of the Investors

4.6	Form of Series II Warrant to be issued to each of the Investors

5.1	Opinion of Morrison Foerster LLP

10.1	Form of Subscription Agreement by and between Clean Energy Fuels Corp. and each of the Investors

23.1	Consent of Morrison Foerster LLP (included as part of Exhibit 5.1)

99.1	Press release issued by Clean Energy Fuels Corp. on October 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN ENERGY FUELS CORP

Dated: October 28, 2008	By:	/s/ Richard R. Wheeler
Name: Richard R. Wheeler
Title: Chief Financial Officer